Exhibits 16.1

April 19, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

Gentlemen:

We have read the disclosure included under the caption "Changes in Our Certifying Accountants" (Item 27) of Form S-11 (File No. 333-109907) dated April 21, 2005, of Berkeley Income Trust, Inc. (formerly known as Eisenhower Real Estate Funds Corporate and Government Properties, Inc.) and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                 /s/ Ernst & Young LLP